MEMBER SERVICING AGREEMENT
                                 BY AND BETWEEN
                        MERCANTILE CAPITAL ADVISORS, INC.
                                       AND
                       MERCANTILE ABSOLUTE RETURN FUND LLC

            AGREEMENT, made as of the 23rd day of December, 2002, by and between
MERCANTILE CAPITAL ADVISORS, INC., a Maryland corporation ("MCA"), and MERCANTILE ABSOLUTE RETURN FUND LLC, a Delaware limited liability company (the "Company").

            WHEREAS, MCA and its affiliates are in the business of providing services to registered investment companies; and

            WHEREAS, the Company wishes to retain MCA to facilitate, on behalf of the Company, the provision by financial advisers or other financial intermediaries ("Member Service Providers") of personal Member services and account maintenance services ("Member Services") to members of the Company ("Members") that are customers of such Member Service Providers and MCA wishes to facilitate, on behalf of the Company, the provision of Member Services by Member Service Providers to their customers that are Members;

            NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

            1. Appointment of MCA.

               (a) The Company hereby authorizes MCA to retain Member Service Providers to provide Member Services and account maintenance services to Members who are customers of such Member Service Providers. These Member Services shall include, but shall not be limited to:

                    (i) handling inquiries from Members regarding the Company, including but not limited to questions concerning their investments in the Company, capital account balances, and reports and tax information provided by the Company;

                    (ii)   assisting  in  the   enhancement   of  relations  and
communications between Members and the Company;

                    (iii) assisting in the maintenance of Members' accounts with the Company;

                    (iv)  assisting  in  the   maintenance  of  Company  records
containing Member information, such as changes of address; and

                    (v) providing such other information and Member liaison services as MCA may reasonably request.

               2. Member Servicing Fee.

                    (a) In recognition of the payments MCA will make to the Member Service Providers that provide the Member Services outlined in Section 1, the Company will make payments to MCA within 10 days of the end of each calendar month to reimburse MCA for all or a portion of such payments made to each such Member Service Provider, at an annualized rate of up to 0.25% of the aggregate value of outstanding Interests in the Company held by all Members (the "Member Servicing Fee") as determined on the last day of each calendar month.

                    (b) MCA may pay amounts pursuant to this Section 2 to any "affiliated person" (as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of MCA if such affiliated person is an Member Service Provider.

               3. Duties of MCA.

                    (a) MCA agrees to retain the Member Service Providers to provide Member Services and to compensate such Member Service Providers for their services.

                    (b) MCA shall report to the Board of Directors of the Company (the "Board") on a quarterly basis regarding: (i) the nature of the Member Services provided by the Member Service Providers; (ii) the amount of payments made by MCA to such Member Service Providers; and (iii) the amount of Member Servicing Fees paid by the Company.

            4. Liability of the Company.

            MCA understands and agrees that the obligations of the Company under this Agreement are not binding upon any Member or any person serving on the Board (a "Director") personally, but bind only the Company and the Company's property. MCA represents that it has notice of the provisions of the Company's Limited Liability Company Agreement disclaiming Member and Director liability for acts and obligations of the Company.

            5. Duration.

            This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to Section 7 hereof, this Agreement shall remain in effect for a period of two (2) years from such date and thereafter from year to year, so long as such continuance shall be approved at least annually by the Board, including the vote of the majority of the Directors who are not parties to this Agreement or "interested persons" (as defined by the 1940 Act) of any such party.

            6. Assignment or Amendment.

            Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board, including the vote of a majority of the Directors who are not "interested persons" of the Company. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined by the 1940 Act, and the rules thereunder.

            7. Termination.

            This Agreement may be terminated (i) by MCA at any time without penalty upon sixty days' written notice to the Company (which notice may be waived by the Company); or (ii) by the Company at any time without penalty upon sixty days' written notice to MCA (which notice may be waived by MCA). Any termination of this Agreement shall not affect the obligation of the Company to pay the Member Servicing Fee to reimburse MCA for payments made or obligations incurred prior to such termination.

            8. Choice of Law.

            This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware (without regard to any conflicts of law principles thereof). Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         [The remainder of this page has intentionally been left blank]

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




                                MERCANTILE CAPITAL ADVISORS, INC.
                                By: /s/John J. Pileggi
                                   --------------------------------
                                    Name:  John J. Pileggi
                                    Title:    President


                                MERCANTILE ABSOLUTE RETURN FUND LLC
                                By: /s/Cornelia H. McKenna
                                   --------------------------------
                                    Name:  Cornelia H. McKenna
                                    Title:    Vice President